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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT




The following are subsidiaries of the Registrant:

                                                            State or Province
                                                            of Incorporation
                                                        ------------------------
Arden-Mayfair, Inc.                                             Delaware
Gelson's Markets                                               California
AMG Holdings, Inc.
(formerly Telautograph Corporation)                             Virginia


Arden-Mayfair, Inc. is a wholly-owned subsidiary of the Registrant. Gelson's Markets and AMG Holdings, Inc. are wholly-owned subsidiaries of Arden-Mayfair, Inc. All of the subsidiaries listed above are included in the consolidated financial statements of the Registrant.